THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement"), made and entered into as of November 15, 2004, by and between TASKER CAPITAL CORP., 100 Mill Plain Road, Danbury, CT 06811, a Nevada Corporation ("TASKER"), and ROBERT D. JENKINS ("Executive").

                                    RECITALS:

         WHEREAS, the Executive wishes to become an employee of TASKER as its Chief Financial Officer; and

         WHEREAS, the executive wishes to devote his ability, time, effort and energy to the affairs of TASKER; and

         WHEREAS, TASKER considers the continuance of a sound and vital management to be essential to protecting and enhancing the best interests of TASKER and its shareholders; and

         WHEREAS, TASKER desires to assure itself of retaining the services of Executive and to reward Executive for his valuable, dedicated service to TASKER; and

         WHEREAS, TASKER and Executive believe it to be in their mutual interest to set forth in writing the terms and conditions of the Executive's employment by TASKER; and

         WHEREAS, this Agreement shall govern the employment relationship between TASKER and Executive from and after the effective date hereof, which Agreement shall supercede all previous employment agreements between them, except as defined below, either written or oral, heretofore made.

         NOW, THEREFORE, in consideration of the promises and mutual promises herein contained, TASKER and Executive hereto covenant and agree as follows:

         1. RECITALS. The above recitals are true and correct and fully incorporated herein and form an integral part of this agreement.

         2. TERM. The term of this Agreement shall commence on January 1, 2005 ("Commence Date"), or at an earlier date to be mutually agreed upon by the parties, and shall continue through the close of business on December 31, 2007, and shall automatically be renewed thereafter for successive thirty-six (36) month periods, provided however, that the parties may by mutual written agreement terminate this Agreement at any time on such terms and conditions as such written agreement may specify and, provided further, that TASKER or Executive may individually terminate at any time in accordance with the provisions of this Agreement. Anything to the contrary herein notwithstanding, upon reaching age sixty-five (65) (a) Executive shall retire, and (b) this Agreement shall automatically terminate. Should TASKER decide not to renew this Agreement it will provide Executive with written notice to this effect no later than six (6) months prior to the end of this Agreement.

In consideration of the benefits to be received by Executive hereunder, and as an express condition of TASKER's execution of this Agreement, Executive hereby waives any claims that Executive may have arising from this Agreement relating to age discrimination and Executive hereby releases and forever discharges TASKER from any claims that Executive may have arising from this Agreement relating to age discrimination.

      3.    EXECUTIVE POSITION, DUTIES AND RESTRICTIONS.

            3.1 POSITION. During the term of this Agreement, Executive shall serve as TASKER's Chief Financial Officer or in a mutually agreeable position of greater responsibility and status with TASKER, and shall perform such services for TASKER as may be assigned to him from time to time by the Board of Directors of TASKER and which are consistent with the position of a senior executive officer. Executive shall devote his time, attention, energy and skills to the faithful and diligent performance of his duties, including without limitation, participating in the prosecution or defense of any litigation on behalf of TASKER, which may include traveling as reasonably requested by TASKER. Executive agrees to devote one hundred percent (100 %) of his business time, attention, skill and efforts to the performance of his duties and responsibilities on behalf of TASKER, which shall be assigned to him from time to time by TASKER. "100 % of his business time" shall mean Monday through Friday, excluding holidays as defined in Section 4.5(b) herein. Executive shall also devote reasonable additional time (such as travel) from time to time as requested by TASKER. Nothing in this Agreement shall preclude Executive from devoting reasonable periods required for:

                  (a) serving as a Director or Member of a committee of any organization or Corporation involving no conflict of interest with the interests of TASKER; and

                  (b) serving as a consultant in his area of expertise (in areas other than in connection with the business of TASKER), to government, industrial, and academic panels where it does not conflict with the interests of TASKER; and

                  (c) managing his personal investments or engaging in any other noncompeting business provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

            3.2 NON-DISCLOSURE. Executive hereby acknowledges that he will have access to certain trade secrets and confidential information of TASKER and that such information constitutes valuable, special and unique property of TASKER. Accordingly, during or after the term of this Agreement Executive will not disclose any information which is treated by TASKER as confidential, including, but not limited to, information relating to the business of TASKER, any of TASKER's products, customers, affairs, trade secrets, developments, methods of distribution and any other information relating to TASKER which TASKER shall deem proprietary, to any person, firm, company, corporation, association, or any other entity provided that disclosure of confidential information may be made (i) to the extent such information is generally available and known in the industry, through no action of Executive, or
                  (b) as required by law.

            3.3 RETURN OF DOCUMENTS. During the term of this Agreement and at the expiration or termination of this Agreement, Executive shall not remove from TASKER, without written consent by TASKER, any manuals, records, drawings, blueprints, data, tables, calculations, letters, documents, or any copy or other reproduction thereof, or any other property or confidential information, of or pertaining to TASKER or any of its subsidiaries for non TASKER business related matters. All of the foregoing shall be returned to TASKER on or before the date of expiration or termination of employment.

            3.4 NO ACTIONS IN CONFLICT OF TASKER'S INTEREST. Executive recognizes that the services performed by him pursuant to this Agreement are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of TASKER's goodwill that Executive agree not to act in any way that would be detrimental to TASKER and constitute a conflict of interest. Therefore, during the term of this agreement, Executive will not, directly or indirectly, except for the benefit of TASKER:

                  (a) solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of himself or third parties from parties who are or were customers of TASKER (including its present and future subsidiaries and affiliates) at any time during the term of this Agreement, any business similar to the business transacted by TASKER with such customer. This shall not preclude Executive from soliciting the services of a supplier or customer of TASKER in furtherance of a noncompeting business; or

                  (b) accept or cause or authorize, directly or indirectly, to be accepted for or on behalf of himself or third parties, business from any such customers of TASKER (including its present and future subsidiaries and affiliates), except as allowed in the last sentence of Paragraph 3.4(a) above; or

                  (c) solicit, or cause or authorize, direct or indirectly, to be solicited for employment for or on behalf of himself or third parties, any persons who was at any time during the term of this Agreement, employees of TASKER (including its present and future subsidiaries and affiliates); or

                  (d) employ or cause or authorize, directly or indirectly, to be employed for or on behalf of himself or third parties, any such employees of TASKER (including its present and future subsidiaries and affiliates); or

                  (e) use the trade names, trademarks, or trade dress of any of the products of TASKER (including its present and future subsidiaries and affiliates); or any substantially similar trade name, trademark or trade dress likely to cause, or having the effect of causing, confusion in the minds of manufacturers, customers, suppliers and retail outlets and the public generally.

            3.5 ASSIGNMENT OF INVENTIONS. If at any time during the term of this Agreement (either alone or with others) Executive makes, conceives, creates, discovers, invents or reduces to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret, or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection (each an "Invention") that (i) relates to the Business of TASKER or any of its subsidiaries or affiliates or any customer of or supplier to TASKER or any of its affiliates or any of the products or services being developed, manufactured or sold by TASKER or any of its affiliates or which may be used in relation therewith; or (ii) results from tasks assigned to Executive by TASKER or any of its subsidiaries or affiliates; or (iii) results from the use of TASKERS premises or property (whether tangible or intangible) owned, leased or contracted for by TASKER or any of its subsidiaries or affiliates, then all such Inventions and the benefits thereof are and shall immediately become the sole and absolute property of TASKER and its assigns, as works made for hire or otherwise. Executive hereby agrees that he shall promptly disclose to TASKER (or any person designated by it) each such invention. Executive hereby assigns all rights (including but not limited to, rights to any inventions, patentable subject matter, copyrights and trademarks) he may have or may acquire in the Inventions and all benefits and/or rights resulting therefore to TASKER and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to TASKER. Notwithstanding anything contained in this Agreement or in this Paragraph, any Invention that does not relate to TASKERS business shall remain the exclusive property of Executive and TASKER shall have no claim to such invention, and under no circumstances shall Executive have the duty or obligation to assign all rights (including, but not limited to, rights to any inventions, patentable subject matter, copyrights and trademarks) he may have or may acquire to such Inventions and all benefits and/or rights resulting therefore.

         4. COMPENSATION. As full compensation to Executive for the performance of the services hereunder and for his acceptance of the responsibilities described herein, TASKER agrees to pay Executive and Executive agrees to accept the following base compensation and other benefits:

            4.1 BASE COMPENSATION. For all services rendered during the term of this Agreement by the Executive to TASKER, the Executive shall receive Base Compensation of one hundred fifty thousand dollars (US $150,000.00) per annum ("Base Compensation"). TASKER shall pay Executive the Base Compensation in twelve
                  (12) equal monthly payments commencing on the Commencement Date of this Agreement. The Base Compensation shall increase to two hundred thousand dollars (US $200,000.00) per annum when TASKER's Net Revenues, as defined in Section 4.1(a) herein, exceeds fifteen million dollars (US $15,000,000.00) on an annualized basis for three full consecutive months. In the event Net Revenues declines below fifteen million dollars (US $15,000,000.00) on an annualized basis for three consecutive months, the Executive's Base Compensation will be reduced to one hundred fifty thousand dollars (US $150,000.00), plus residual annual increases as a percentage of Base Compensation, until which time as Net Revenue again on an annualized basis reach fifteen million dollars (US $15,000,000.00) for three consecutive months, after which Executive will be entitled to receive Base Compensation of two hundred thousand dollars (US $200,000.00) per annum, plus residual annual increases. Determination of fifteen million dollars (US $15,000,000.00) annualized Net Revenues for three consecutive months shall be at the sole discretion of the Board of Directors of TASKER.

                  The effective Base Compensation will remain in effect until the first anniversary date of this Agreement after which it will increase annually at the greater of (1) a rate determined by the Board of Directors of TASKER or (2) a rate of no less than five percent (5 %) per annum of the then current Base Compensation.

                  (a) Definition of Net Revenues. For purposes of this agreement Net Revenues shall mean the consolidated gross sales value from all products, services, royalty agreements, patent agreement, license agreements, trademark agreements, management service agreements and all other sources of revenue as defined by generally accepted accounting principals from TASKER and its affiliates, subsidiaries, and all other legal entities to which TASKER has an equity interest LESS any discounts, allowances, returns and all other sources of deductions from revenue as defined by generally accepted accounting principals.

            4.2 ANNUAL MANAGEMENT INCENTIVE PLAN. Executive shall be entitled to participate in TASKER's annual Management Incentive Plan ("MIP") in accordance with the terms thereof as from time to time in effect. Such amount, and payment thereof, in part or in total, in either cash or TASKER stock options, shall be at the complete discretion of TASKER's Board of Directors.

            4.3 SIGN ON BONUS. Executive shall be entitled to a "Sign On Bonus" for executing this Agreement. Such Sign on Bonus shall be a one-time lump sum payment of eighteen thousand seven hundred fifty dollars (US $18,750.00) payable on the commencement date of this Agreement, or an earlier date to be mutually agreed upon by the parties.

            4.4 ADDITIONAL COMPENSATION TO EXECUTIVE. In addition to the Compensation stated in paragraphs 4.1-4.3, inclusive, Executive shall receive one million (1,000,000) stock options in TASKER, each option at an exercise price of one dollar and forty-five cents (US $ 1.45) per share of common stock. Such options shall vest and be exercisable pursuant to the Notice of Grant dated November 15, 2004. A true and correct copy of the Notice of Grant is attached hereto as "Exhibit A". Notwithstanding the foregoing, the vesting of the stock options shall be pursuant to the vesting schedule contained in the Notice of Grant ("Vesting Schedule'). In addition, TASKER's Board of Directors may, in its sole discretion, grant Executive additional performance Compensation during any time of this Agreement in either cash or stock options or both.

            4.5 EXECUTIVE BENEFITS. Effective on the Commencement Date of this Agreement, unless otherwise noted, Executive shall be entitled to participate in all employee benefit programs of TASKER as set forth below in Sections 4.5 (a) -(j), inclusive, of this Agreement or made available to TASKER Executives, as such programs may be in effect from time to time.

                  (a) Vacation. Beginning with the Commencement date of this Agreement, the Executive shall be entitled each year to vacation time that totals four (4) weeks, during which time his Base Compensation shall be paid in full. Notwithstanding the foregoing, TASKER's Board of Directors in its discretion may grant additional paid vacation to Executive. All vacation time shall be taken at times and in durations convenient to TASKER. The vacation time provided herein shall not be cumulative and not carried forward to any subsequent year by the Executive unless at the request of TASKER's Board of Directors Executive's vacation time was, in full or part, denied due to TASKER related project work, then Executive has the option to either (a) carry the unused time forward to the next year, or (b) receive the cash equivalent of his unused vacation time at his then current annual Base Compensation. TASKER shall make such timely payment at the conclusion of the Executive's vacation anniversary date.

                  (b) Holidays. Executive shall be entitled to the following paid TASKER holidays: New Year's Day, Good Friday, Memorial Day, July 4th, Labor Day, Thanksgiving Day, the Friday after Thanksgiving, Christmas Eve, Christmas Day, and one floating holiday to be used at Executive's discretion.

                  (c) Medical, Health, Hospitalization and Dental Insurance Coverage. Executive, and his family, shall enjoy full participation at no cost to him in all fringe benefits of TASKER, including, without limitation, the medical, health, hospitalization and dental insurance and other plan or arrangement affording the Executive and his family insurance coverage or expense or cost reimbursement of no lesser quality than the medical, health, hospitalization and dental insurance and other plan or arrangement coverage and benefits currently enjoyed by other senior level Executive employees of TASKER. In the event TASKER does not have a medical, health, hospitalization or dental plan, TASKER shall reimburse Executive the reasonable cost of such plan in order to enable Executive to obtain family coverage from another source.

                  (d) Life Insurance. Within sixty (60) days of the date of this Agreement, TASKER shall purchase at its cost, and maintain thereafter throughout the term of this Agreement, life insurance on the Executive's life in an amount no less than five hundred thousand dollars (US $500,000.00). The life insurance will also include a double indemnity clause to encompass the event of accidental death of Executive while he is traveling on TASKER business. The life insurance policy shall name as beneficiary the person, or persons, Executive instructs TASKER to name as beneficiary. TASKER shall have the obligation to maintain said life insurance policy in effect throughout the term of this Agreement.

                  (e) Disability Insurance. Within sixty (60) days of this Agreement, TASKER shall purchase at it cost and maintain in effect thereafter during the term of this Agreement disability insurance for Executive. TASKER shall cause the disability insurance policy to contain provisions stating that, upon Executive's disability and after customary waiting periods, the policy shall pay the Executive sixty percent (60 %) of his full Base Compensation during the term of Executive's disability, not to exceed six months.

                  (f) Sick Days. Employee shall be entitled to participate in TASKER's paid sick day policy as such policy may be in effect from time to time.

                  (g) Automobile. TASKER will provide Executive with the option of a company-leased automobile similar in quality to that of other senior level Executives.

                  (h) Phone Charges Reimbursement. Tasker shall reimburse Executive for the full monthly cost of his cell phone plus any telephone costs incurred by him for use of his private residential phone. Executive shall claim reimbursement on TASKER's expense report form.

                  (i) Business Related Expenses. Executive shall be entitled to receive proper reimbursement by TASKER for all reasonable, out-of-pocket expenses, including but not limited to travel, incurred by Executive (in accordance with the policies and procedures established by TASKER for its executives in performing services under this Agreement, provided Executive submits reasonable documentation (receipt, voucher, copy of credit card, etc. of such expenses in a timely manner setting forth the business nature of the expense.

                  (j) Office and Support Staff. During the term of this Agreement, Executive shall be entitled to an office and to secretarial and other assistants, at least equal to those provided to other senior level management executives of TASKER.

         5. TERMINATION

            5.1 NOTICE OF TERMINATION. Any termination by TASKER (other than upon Executives death) shall be communicated by Notice of Termination to the Executive and visa versa. For purposes of this Agreement a "Notice of Termination" means a written notice which (i) indicates the specific termination provision of this Agreement relied upon and the specific ground for termination; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; and (iii) the date of termination as set forth in this Agreement. The failure of the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

            5.2   GROUNDS & COMPENSATION UPON TERMINATION OF EMPLOYMENT.

                  (a) Termination Due to Death. The employment of Executive under this Agreement shall terminate upon Executive's death. In the event of the death of Executive during the term of his employment hereunder, the estate or any other legal representative of Executive shall be entitled to receive the following:

                        (i) Base Compensation. TASKER shall pay to the Executive's estate or other legal representative the Base Compensation as provided in Section 4.1 above, at the rate in effect through the day of Executive's death.

                        (ii) Management Incentive Plan. TASKER shall pay to Executives estate or other legal representative the product of (a) the Annual MIP payment awarded to the Executive for the last full fiscal year, PLUS (b) the pro-rata portion of Executives target Management Incentive award under the current years Management Incentive Program ("MIP") in which his death occurs. Such pro-rata payment shall be calculated by multiplying such target award by a fraction, the numerator is the number of calendar days in the current fiscal year through the date of Executives death, and the denominator of which is 365. TASKER shall pay such amount in a lump sum within thirty (30) days of the date of Executive's death. The payments under this Section 5.2(a)(ii) shall be made in lieu of any and all payments otherwise due under the MIP for the year in which Executive's death occurs. Such payment shall be made by TASKER within thirty (30) days following Executive's death.

                        (iii) Deferred Compensation. TASKER shall pay to
                              Executive's estate or other legal representative all of the amounts previously deferred by the Executive by the Executive (together with any accrued interest thereon) and not yet paid by TASKER within thirty (30) days following Executives death, or in accordance with the applicable tax Code.

                        (iv) Accrued Vacation. TASKER shall pay to Executive's estate or other legal representative the cash equivalent of any accrued vacation pay not yet paid by TASKER within thirty (30) days following the Executive's death.

                        (v) Other Benefits. TASKER shall pay to Executive's estate or other legal representative all of the amounts and shall provide all benefits generally available under the TASKER group life insurance plans, other employee benefit plans, and the policies and practices of TASKER, determined in accordance with the applicable terms and provisions of such plans, policies and practices.

                  (b) Termination Due to Disability. TASKER may elect to terminate employment of Executive under this Agreement should Executive become Disabled as herein defined provided such disability prevents the Executive from performing his duties as defined under this Agreement. For purposes of this Agreement "Disability" shall mean a complete physical or mental inability, confirmed by an independent licensed physician, that prohibits Executive from performing substantially all of the services described in this Agreement for a period of sixty (60) consecutive days or ninety (90) days during any six (6) month period. In the event of the Executive's Disability during the term of his employment hereunder, Executive shall be entitled to receive the following:

                        (i) Base Compensation. TASKER shall pay Executive the Base Compensation as provided in section 4.1 above, at the rate in effect through the day twentieth (20th) day after receipt of Notice of Termination by TASKER.

                        (ii) Management Incentive Plan. TASKER shall pay to Executive the product of (a) the Annual MIP payment awarded to the Executive for the last full fiscal year, PLUS (b) the pro-rata portion of Executives target Management Incentive award under the current years MIP in which his disability occurs, computed and paid as in Section 5.2(a)(ii) above substituting disability for death.

                        (iii) Deferred Compensation. TASKER shall pay to
                              Executive all of the amounts previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by TASKER within thirty (30) days following Executives death, or in accordance with the applicable tax Code.

                        (iv) Accrued Vacation. TASKER shall pay to Executive the cash equivalent of any accrued vacation pay not yet paid by TASKER within thirty (30) days following the Executive's termination for Disability.

                        (v) Other Benefits. TASKER shall pay to Executive all of the amounts and shall provide all benefits generally available under the TASKER group life insurance plans, other employee benefit plans, and the policies and practices of TASKER, determined in accordance with the applicable terms and provisions of such plans, policies and practices.

                  (c) Voluntary Termination and Termination with Cause. If Executives employment is terminated by TASKER pursuant to a Termination with Cause as hereinafter defined in
                        Section 5.2(c)(i) below, or if Executive effects their termination under a Voluntary Termination other than for good reason as hereinafter defined in Section 5.2(c)(ii) below, the Executive shall be entitled to receive payments and benefits from TASKER as set forth in
                        Section 5.2(c)(iv) below.

                        (i) Termination with Cause means the termination of the Executive's employment by an act of TASKER's Board of Directors for any of the following reasons:

                              1.   the Executive's conviction of a crime
                                   involving some act of dishonesty or moral turpitude (specifically excepting simple misdemeanors not involving acts of dishonesty and all traffic violations);

                              2.   the Executive's theft, embezzlement,
                                   misappropriation of or intentional and
                                   malicious infliction of damage to TASKER's property or business opportunity;

                              3. the Executive's abuse of alcohol, drugs or other substances as determined by an independent medical physician; or

                              4. the Executive engages in gross dereliction of duties, repeated refusal on more than two (2) occasions to perform his assigned duties consistent with his position or repeated violation of TASKER's written policies, on more that two (2) occasions, after written warning;

                              5. the Executive's breach of Section 3 of this Agreement.

                  (ii) Voluntary Termination-other than a Voluntary Termination with Good Reason as defined in Section 5.2(d)(iv) of this Agreement, Voluntary Termination means the Executive shall have deemed to have terminated his employment with TASKER if the Executive voluntarily refuses to provide substantially all of the services described in Section 3 of this Agreement for a period greater than four (4) consecutive weeks. For purposes of this Section voluntary refusal to perform services shall not include taking a vacation in accordance with Section 4.5(a) hereof, the Executive's failure to perform services on account of his illness or the illness of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of TASKER, or any other absence from service with written consent of the Board of Directors.

                  (iii) Date of Termination

                              1.   Voluntary Termination. The Voluntary
                                   Termination Date shall be the last day the Executive performed substantially all of the services described in Section 3 hereof.

                              2. Termination with Cause. If TASKER intends to treat the Executive's employment termination as a Termination With Cause based upon the grounds described in Section 5.2(c)(vi) above, TASKER shall provide the Executive written notice of such grounds for termination and the Executive shall have a period of thirty (30) days to cure such cause to the reasonable satisfaction of the Chairman of the Board, failing which employment shall be deemed terminated at the end of such thirty (30) day period.

                        (iv)  Termination Compensation and Benefits.

                              1. Base Compensation. TASKER shall pay to the Executive the Base Compensation as provided in Section 4.1 above, at the rate in effect through the Date of Termination. TASKER has no additional liability beyond the Termination Date to pay Executive any Base Compensation.

                              2. Accrued Compensation. TASKER shall pay to Executive within a reasonable time after the Termination Date compensation accrued to Executive but unpaid as of such effective date, including any vested or accrued stock options, shares or similar grants, management incentive awards, vacation time, by or of TASKER.

                              3. Deferred Compensation. TASKER shall pay to Executive's all of the amounts previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by TASKER within thirty (30) days following Executive's termination date, or in accordance with the applicable tax Code.

                              4. Other Benefits. All other TASKER benefits provided to Executive shall immediately terminate at the earliest date available under all TASKER group plans, policies and practices as determined in accordance with the applicable terms and provisions of such plans, policies and practices.

                        (d) Voluntary Termination for Good Reason and Termination without Cause. The Executive has the right to terminate this Agreement pursuant to a Voluntary Termination for Good Reason as hereinafter defined in Section 5.2(d)(vi) below and TASKER has the right to terminate this Agreement Without Cause. If the Executive shall suffer a Voluntary Termination for Good Reason, or if TASKER shall terminate the Executive Without Cause, then the Executive shall be entitled to receive the payments and benefits set forth in Sections 5.2(d)(i)-(v) from TASKER:

                              (i) Base Compensation. TASKER shall pay to the Executive the Base Compensation as provided in section 4.1 above, at the rate in effect through the Date of Termination PLUS within thirty (30) days of the Termination date cash compensation in a lump sum equal to five (5) times the Executive's then current annual (365 days) Base Compensation.

                              (ii) Management Incentive Plan. TASKER shall pay
                                   to Executive the product of (a) the greater of the Annual MIP payment awarded to the Executive for the last full fiscal year or the average Annual MIP payment awarded over the past three years, PLUS (b) the pro-rata portion of Executives target Management Incentive award under the current years MIP in which his termination occurs. Such pro-rata payment shall be calculated computed and paid as in Section 5.2(a)(ii) above substituting termination following a voluntary termination for good reason or termination without cause for death. The payments under this Section 5.2(d)(ii) shall be made in lieu of any and all payments otherwise due under the MIP for the year in which Executive's termination occurs.

                                   In addition, TASKER shall pay to the
                                   Executive within thirty (30) days of the Termination date, (a) cash compensation in a lump sum equal to five (5) times the Executive's average actual annual payments awarded under the MIP for the past three fiscal periods, or any parts therein, during which Executive was employed (in the event Executive has been employed for a period of less than three years when termination occurs, or the MIP has not been in existence for a full three year fiscal period-the average shall be computed using Executive's actual employment time or the actual time the MIP was in effect) PLUS (b) cash compensation in a lump sum equal to five (5) times the pro-rata portion of Executives target Management Incentive award under the current years MIP in which his termination occurs as calculated above in Section 5.2(a)(ii) substituting termination following a voluntary termination for good reason or termination without cause for death.

                              (iii)Deferred Compensation. TASKER shall pay to
                                   Executive's all of the amounts previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by TASKER within thirty (30) days following Executives termination for a voluntary termination for good reason or termination without cause for death.

                              (iv) Accrued Vacation. TASKER shall pay to
                                   Executive the cash equivalent of any accrued vacation pay not yet paid by TASKER within thirty (30) days following the Executive's termination for a voluntary termination for good reason or termination without cause for death.

                              (v) Other Benefits. TASKER shall pay to Executive all of the amounts and shall provide all benefits generally available under the TASKER group life insurance plans, other employee benefit plans, and the policies and practices of TASKER, determined in accordance with the applicable terms and provisions of such plans, policies and practices.

                              (vi) Meaning-"Voluntary Termination Without Cause
                                   or Voluntary Termination for Good Reason" means the Executive's termination of his employment hereunder following an intentional breach by TASKER of any material provision of this Agreement if such breach continues for a period of thirty (30) continuous day after the Board of Directors receive written notice of such breach from Executive and TASKER fails to cure such cause of breach to the reasonable satisfaction of Executive, provided such cause of breach can be cured, failing which Executive's employment shall be deemed terminated at the end of such thirty
                                   (30) day period, or the shortened cure period stated elsewhere in this Agreement. For purposes of this Agreement such breaches include, but are not limited, to the following:

                                   1.   modification without the Executive's
                                        written consent;

                                   2.   The failure of TASKER to permit the
                                        Executive to exercise such
                                        responsibilities as are consistent with
                                        the Executive's position and are of such nature as are usually associated with such officers or positions of a company engaged in relatively the same business as TASKER;

                                   3.   A requirement by TASKER that the
                                        Executive relocate his employment more
                                        than fifty (50) miles from Danbury,
                                        Connecticut without the Executive's
                                        written consent;

                                   4. TASKER's failure to acquire and maintain the director's/officer's insurance required by Section 12 of this Agreement.

         6. CHANGE IN CONTROL. In the event a "Change in Control" occurs, as defined below in Section 6.2 of this Agreement, the Executive or TASKER shall have the option at any time within sixty (60) days after the Change in Control occurs to terminate Executive's employment and Executive shall receive from TASKER compensation as set forth in section 6.3 of this Agreement.

            6.1 NOTICE. Written notice that a "Change in Control' has occurred must be delivered by TASKER to Executive within ten (10) days after such "Change in Control" occurs. Proper notice to effectuate a termination upon Change in Control shall be the date Executive or TASKER receives written notice which (i) indicates that this Employment Agreement is being terminated on the basis of Change in Control, and, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

            6.2   DEFINITIONS-CHANGE IN CONTROL

                  (a) "Acquiring Person"-means that a Person, considered alone or together with all Control Affiliates and Associates of that Person, is or becomes directly or indirectly the beneficial owner of (i) securities representing at least fifty-one percent (51 %) of TASKER's then outstanding securities entitled to vote generally in the election of the Board, or (ii) at least fifty-one percent (51 %) of TASKER's consolidated assets.

                  (b) "Affiliate" means any "Subsidiary" or "Parent" corporation (within the meaning of Section 424 of the Code) of TASKER.

                  (c)   "Board" means the Board of Directors of TASKER.

                  (d) "Control Affiliate" with respect to any Person, means Affiliate as defined in Rule 12B-2 of the General Rules and Regulations under the Exchange Act, as amended as of January 1, 1990.

                  (e) "Exchange Act" means the Securities Exchange Act of 1934, as amended and as in effect from time to time.

                  (f) "Person" means any human being, firm, corporation, partnership, or other entity. Person also includes any human being, firm, corporation, partnership, or other entity as defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act, as amended as of January 1, 1990. The term Person does not include TASKER or any related party within the meaning of Code Section 1563(a), 414(b) or 414(c), and the term Person does not include any employee-benefit plan maintained by TASKER or by any Related Entity, and any Person or entity organized, appointed, or established by TASKER or by any subsidiary for or pursuant to the terms of any such employee-benefit plan, or such Person or entity is a Person.

                  (g) "Change in Control". For purposes of this Agreement a "Change in Control" shall mean any of the following events:

                        (i) In the event a Person is or becomes an Acquiring Person;

                        (ii) In the event a Person enters into an agreement that would result in that Person becoming an Acquiring Person;

                        (iii) In the event that TASKER enters into any agreement
                              with Person that involves the transfer of at least fifty-one percent (51 %) of TASKER's total assets on a consolidated basis, as reported in TASKER's consolidated financial statements filed with the Securities and Exchange Commission, or, if TASKER is not required to file consolidated financial statements with the Securities and Exchange Commission, similar financial statements;

                        (iv) In the event that TASKER enters into an agreement to merge or consolidate TASKER or to effect a statutory share exchange with another Person, where the Person and its subsidiaries and affiliates owns at least fifty-one percent (51 %) of the company, if TASKER is not intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange;

                        (v) In the event the individuals who, as of the date of this Agreement, are members of the Board, cease for any reason to constitute a majority of the members of the Board;

                        (vi)  A complete liquidation or dissolution of TASKER;

                        (vii) Notwithstanding the foregoing, a Change in Control
                              shall not be deemed to occur solely because any Person acquired Beneficial Ownership as defined in the Exchange Act of more than the permitted amount of the then outstanding securities as a result of the acquisition of securities by TASKER which by reducing the number of securities then outstanding, increased the proportional number of shares Beneficially Owned by the subject Person(s) provided that if a Change in Control would occur as a result of the acquisition of securities by TASKER, and after such share acquisition by TASKER, the Person becomes the Beneficial Owner of any additional securities which increases the percentage of the then outstanding securities Beneficially Owned by the subject Person, then a Change in Control shall occur.

            6.3 COMPENSATION UPON TERMINATION BASED UPON CHANGE IN CONTROL-PAYMENT OF EXCISE TAXES.

                  If a termination occurs and whether the Executive or TASKER elects to terminate this Agreement in accordance with paragraph 6 of this Agreement upon a Change in Control as defined above, the Company shall pay the Executive those same amounts at the same time as indicated in Sections 5.2(d)(i)-(v) above, inclusive substituting Termination Following a Change in Control for Voluntary Termination for Good Reason and Termination Without Cause, and, with regard to
                  Section 4.4 of this Agreement, the Executive shall have the right, in his sole and absolute discretion, to immediately, or at any time thereafter, exercise the stock options provided to Executive as additional compensation under the Notice of Grant dated November 15, 2004 attached hereto as "Exhibit A" and at the time Executive exercises such options, TASKER shall cause such stock options, and such stock options not yet vested, to ALL (both vested and those not yet vested) immediately vest and be freely exercisable by Executive, as if the Executive had terminated this Agreement as a Voluntary Termination for Good Reason (a "Termination Payment"). In addition, if the excise tax on "excess parachute payments," as defined in
                  Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), will be imposed on the Executive under Code
                  Section 4999 as a result of the Executive's receipt of the Termination Payment or any other payment (without regard to the "Additional Amount" described below) which the Executive receives or has the right to receive from TASKER or any of its affiliates (the "Change of Control Benefits"), TASKER shall indemnify the Executive and hold him harmless against all claims, losses, damages, penalties, expenses and excise taxes. To effect this indemnification, TASKER shall pay to Executive the "Additional Amount" now described. The Additional Amount shall be the amount that is sufficient to indemnify and hold the Executive harmless from the application of Code Section 280G and 4999 of the Code, including the amount of (i) the excise tax that will be imposed on the Executive under Section 4999 of the Code with respect to the Change of Control Benefits; (ii) the additional (a) excise tax under Section 4999 of the Code, (b) hospital insurance tax under Section 3111(b) of the Code, and (c) federal, state and local income taxes for which the Executive is or will be liable on account of the payment of the amount described in item (i) and (ii) the further excise, hospital insurance and income taxes for which the Executive is or will be liable on account of the payment of the amount described in item (ii) and this item
                  (iii) and any other indemnification under this Section 6.3. The Additional Amount shall be calculated and paid to Executive at the time that the Termination Payments under this Agreement are paid to Executive. In calculating the Additional Amount, the highest marginal rates of federal and applicable state and local income taxes applicable to individuals and in effect for the year in which the Change in Control occurs shall be used. Nothing in this Section 6.3 shall give the Executive the right to receive indemnification from TASKER or its affiliates for federal, state or local income taxes or hospital insurance taxes payable solely as a result of the Executives receipt of (a) the Termination Payment or (b) any additional payment, benefit or compensation other than additional compensation in the form of the excise tax payment specified in item (i) above. As specified in item (ii) and
                  (iii) above, all income, hospital insurance and additional excise taxes resulting from additional compensation in the form of the excise tax payment specified in item (i) above shall be paid to Executive.

                  The provisions of Section 6.3 are illustrated by the following example:

                        Assume that the Termination Payment and all other Change in Control Benefits result in a total federal, state and local income tax and hospital insurance liability of US $180,000.00; and an excise tax liability under Code
                        Section 4999 of US $70,000.00. Under such circumstances, the Executive is solely responsible for the US $180,000.00 income and hospital insurance tax liability; and TASKER must pay to the Executive US $70,000.00, PLUS an amount necessary to indemnify the Executive for all federal, state and local income taxes, hospital insurance tax, and excise taxes that will result from the US $70,000.00 payment to the Executive and from all further indemnification to the Executive of taxes attributable to the initial US $70,000.00 payment.

         7. AMENDMENTS; WAIVERS. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The waiver by either party of any right hereunder must be reduced to writing by the party against which enforcement of the alleged waiver is sought and shall not constitute a waiver of the subsequent exercise of such right or a waiver of any right. Failure of either party to exercise promptly any right granted by this Agreement, or to restrict strict performance of any obligation undertaken by the other party herein, shall not be deemed to be a waiver of such right or of the right to demand subsequent performance of any and all such obligations.

         8. BINDING AGREEMENT/ASSIGNMENT. The Executive acknowledges that his services are unique and personal. Accordingly, Executive may not assign his rights or delegate his duties or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto, any successors to the business of TASKER, Executive's heirs and the personal representatives of the Executive's estate. This Agreement shall be binding upon TASKER's successors in interest and/or assigns of TASKER whether by merger, consolidation, purchase of assets or otherwise.

         9. NOTICES. All NOTICES required to be given hereunder this Agreement shall be in writing sent certified mail, return receipt requested, postage prepaid at the address set forth below or at such other address as the party may subsequently designate.

                  A. If to Executive, then to:

                           Robert D. Jenkins
                           229 Keeler Drive
                           Ridgefield, CT 06877

                  B. If to TASKER, then to:

                           Tasker Capital Corp.
                           100 Mill Plain Road
                           Danbury, CT 06811

         10. HEADINGS. The headings used in this Agreement are for convenience and shall not be deemed to curtail or affect the meaning or construction of any provision under this Agreement.

         11. WITHHOLDING. All payments or benefits to Executive under this Agreement shall be reduced by any amount required to be withheld by TASKER under Federal, State or local income tax laws or similar laws then in effect.

         12. INDEMNIFICATION AND HOLD HARMLESS PROVISION. TASKER hereby agrees to indemnify Executive, his heirs, successors, and assigns and hold Executive harmless from any an all liabilities, obligations, expenses, fees and costs (including attorney's and professional fees) of every kind, nature, and description, which now exist or may exist now or hereafter with respect to Executive's activities, duties, or responsibilities as Chief Financial Officer of TASKER, or any subsequent position, or in relation to any of TASKER's subsidiaries, affiliates, or related entities. Such indemnification and hold harmless benefits shall be payable by TASKER whenever incurred by Executive so long as such costs or expenses relate to or arise from such activities, duties, and responsibilities of Executive and shall not in any way be dependent upon Executive's employment with TASKER. TASKER shall be required to purchase adequate directors/officers insurance, or other adequate insurance insuring TASKER's obligations.

                  In the event Executive is made a party to a lawsuit or is involved in a legal proceeding in any manner (including by subpoena or as a witness), which relates directly or indirectly to TASKER or the Executive's performance of his duties under this Agreement, in which Executive in his sole discretion believes that it is in his best interest to retain independent legal and other professional counsel, TASKER shall be obligated to pay all professional fees, costs, and expenses so incurred within thirty (30) days of a notice provided by Executive advising of his selection of counsel.

         13. VALIDITY AND GOVERNING LAW. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York. Venue for any action or suit brought hereunder or in connection herewith, or relating hereto, shall lie with the Courts in and for New York, New York.

         14. ATTORNEYS FEES. In the event either party files any action or suit regarding any of the terms of this Agreement or in relation to, or involving, Executive's employment by TASKER, then the prevailing party shall be entitled to recover upon final judgment on the merits of its or his reasonable attorney's fee and court costs (including, without limitation, appellate attorney's fees and court costs) incurred in bringing such action and all costs or expenses, including, without limitation, attorney's fees and court costs, incurred in collecting any judgment.

         15. ENTIRE UNDERSTANDING; AMENDMENT. This Agreement supersedes any prior Agreement or understandings oral or written and contains the entire understanding of the parties relating to the employment of the Executive by TASKER. It may not be changed orally but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.


                                      *****


                     BALANCE OF PAGE LEFT INTENTIONAL BLANK

         IN WITNESS WHEREOF, TASKER has caused this Agreement to be executed by its duly authorized officer and has affixed its corporate seal, and Executive has hereunto subscribed his name, all as of the day, month and year first above written.

In the presence of:                EXECUTIVE

_____________________________      ___________________________

Name:________________________

_____________________________

Name:________________________

                                   TASKER CAPITAL CORP.

                                   __________________________________________
                                   Name: Robert Appleby
                                   Title: President & Chief Executive Officer

                                   Attest:

                                   __________________________________________
                                   Name:
                                   Title:

                                   (Seal)

                                    EXHIBIT A

                                 NOTICE OF GRANT



                                       25